November 5, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

         Re: Global Business Resources, Inc.

Dear Sir/Madam:

This is to confirm that the client-auditor relationship between Global Business Resources, Inc. and Robert Jarkow, CPA ceased as of November 5, 2003 in regards to all accounting and auditing services and all quarterly reports up through and including September 30, 2003. For the most recent fiscal year and any subsequent interim period through Robert Jarkow, CPA's dismissal on November 5, 2003, there has been no disagreement between the Company and Robert Jarkow, CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Robert Jarkow, CPA would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

I have read Item 4(a)(ii) included in the Form 8K dated November 5, 2003 of Global Business Resources, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

ROBERT JARKOW, CPA


BY:   /s/ Robert Jarkow
-------------------------------------
          Robert Jarkow